Exhibit 99.1
Second Quarter 2006 Conference Call Script
Wednesday, July 19, 2006, 5:00 pm ET
Jennifer Davis:
Welcome to MGI PHARMA’s second quarter financial results conference call. I’m Jennifer Davis, Director of Investor Relations & Corporate Communications. With me on today’s call are Lonnie Moulder, our President and Chief Executive Officer; Bill Spengler, our Senior Vice President and Chief Financial Officer; and Dr. Mary Lynne Hedley, our Senior Vice President and Chief Scientific Officer. We hope you’ve all had a chance to review the news release we issued this afternoon, which we’ll discuss during this call, and then we’ll open it up for questions.
I want to remind everyone that during this conference we will make “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company’s actual results to differ materially from the results discussed in these statements. Factors that might cause such differences, and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-Q.
The information in this conference call related to projections or other forward-looking statements represents the Company’s best judgment as of today, Wednesday, July 19, 2006. While a recording of this call will be made available on our corporate Web site for a limited period of time, the Company does not assume a duty to update any of these forward-looking statements to conform them to actual results. Now that I’ve covered these items, I’ll turn the call over to our president and chief executive officer, Lonnie Moulder. Lonnie?
Lonnie Moulder:
Thanks Jen, and good afternoon everyone. Thank you for joining us today to discuss our second quarter financial results.
I’ll begin with a brief review of our product sales results, a discussion of our recent accomplishments, and a description of the recent Aloxi market dynamics. Bill Spengler will discuss in detail our financial results and updated 2006 financial guidance. Finally, after a few closing remarks, we’ll open up the call for questions.
Total product sales for the second quarter were $86.2 million, and included $67.4 million of Aloxi sales, $8.4 million of Gliadel sales, and, in its first few weeks of commercial availability, $5.2 million of Dacogen sales.
The second quarter for MGI was highlighted by several significant pipeline events. Most notably, Dacogen was approved by the FDA on May 2nd for the treatment of patients with myelodysplastic syndromes, including previously treated and untreated, de novo and secondary MDS of all five French-American-British or FAB subtypes, and Intermediate-1, Intermediate-2, and High-Risk International Prognostic Scoring System or IPSS groups. Our product label recommends that patients be treated for a minimum of four cycles, and that they continue treatment with Dacogen as long as they receive benefit. Importantly, the label states that for those patients with pathologically-confirmed MDS at baseline who remained on Dacogen for two or more cycles, the response rate was 21%.
We were very pleased with this label, and the timing of FDA approval allowed us to introduce Dacogen to oncologists and hematologists at the ASCO annual meeting in early June. With our commercial launch now well under way, I am happy to report that Dacogen has been warmly received by the oncology community, and we look forward to keeping you apprised of our progress with the launch.
Just two weeks ago, we announced a license agreement with Cilag, a Johnson and Johnson company, which grants Janssen-Cilag exclusive commercial and development rights to Dacogen outside of North America. Over time, this agreement will help to offset development costs associated with our clinical programs for Dacogen. We look forward to working closely with Janssen-Cilag to make Dacogen the leading hypomethylating agent worldwide.
While we saw one of our products approved by the FDA during the quarter, we also submitted a new drug application, or NDA, for Saforis to the agency for review. Saforis, which was developed for the treatment and prevention of oral mucositis in patients undergoing mucotoxic cancer therapy, has been granted a priority 6-month review by the FDA. The Saforis application is now actively being reviewed, and a Prescription Drug User Fee, or PDUFA, goal date of October 12th has been established.
Finally, we continue to advance our development programs for Aquavan and Aloxi in post-operative nausea and vomiting or PONV, both of which remain on track to support NDA submissions in the first half of 2007. Our pivotal program for amolimogene is also well underway. As these programs mature, we look forward to presenting clinical data from our pipeline at medical conferences over the coming quarters.
Turning now to the commercial front, Aloxi continues to gain share from competing products in the chemotherapy-induced nausea and vomiting, or CINV, market. Aloxi is a best in class product with the leading market share position in this category, and as you know, it is the only product in its class approved for both acute and delayed CINV in patients undergoing the most commonly-used chemotherapy regimens. In head to head clinical trials of patients receiving moderately emetogenic chemotherapy, Aloxi demonstrated better efficacy on Day 1 of chemotherapy administration and on Days 2 through 5 versus both ondansetron or Zofran and dolasetron or Anzemet. Patients who receive Aloxi during their first cycle of chemotherapy are less likely to need rescue therapy or experience CINV in subsequent cycles, which can result in significant cost savings. This solid clinical and pharmacoeconomic profile propelled Aloxi to the #1 share position within two years of launch, and enabled us to make this important product available on more than 700 hospital formularies in the United States. The 11% year-

over-year Aloxi sales growth for the second quarter was driven by expansion of our promotional efforts in the hospital setting and increased market penetration in the office clinics.
This is clearly a key brand franchise for MGI PHARMA that has enabled us to build our business and expand our pipeline to support future growth. With IP protection expected into 2015, we are focused on maximizing the potential of this brand over the long term.
We expect, and all of you are well aware of the loss of exclusivity for Zofran or ondansetron in late December. Recent market intelligence now leads us to believe that an authorized generic ondansetron product may become available earlier in the fourth quarter. In the last several weeks, we have seen a continued shift in marketing strategy by major pharmaceutical companies upon loss of exclusivity for large brands. Specifically, we’ve seen Merck and Pfizer employ relatively new strategies for Zocor and Zoloft.
It is difficult for us to predict exactly how this market dynamic will evolve in the 5-HT3 category. We had previously anticipated the availability of several generics in the last week of this December which would impact the first quarter of 2007. Historically, we understand what the pattern would have been. But now, with this earlier than anticipated launch of an authorized generic, we believe that an economic incentive for physicians to use generic ondansetron will occur earlier than we had previously expected. This disparity between reimbursement rate and product price, as many of you are well aware, occurs because Medicare Part B reimbursement for oncology products is based on a methodology using average selling price, or ASP, plus 6%, with ASP being established on a 2-quarter lag.
Unfortunately, this two quarter ASP lag also places a burden of a higher co-pay on cancer patients, and we are working with CMS to bring this issue to their attention.
Therefore, for a few quarters, oncology practices may be able to take advantage of a reimbursement differential between the generic and branded products in which they can purchase a generic product at a lower cost while being reimbursed at a higher rate. We believe that under this system, economic incentives may disrupt the Medicare CINV market until the ASP reflects the lower generic product price. This catch up period can last for two to three quarters.
In the past several weeks, five tentative approvals have been granted for ondansetron ANDAs, and we expect new generics to continue to be approved between now and year end. If many generic products become available in late December as expected, at the time of expiration of market exclusivity, this should result in rapid erosion of the ondansetron reimbursement rate over the first two quarters of 2007. We therefore expect this erosion to be factored into the Medicare ASP+6% reimbursement rate by mid-2007, at which time the potential economic benefit of administering a generic product should be eliminated.

Despite several moving pieces, we believe that this disruption will be transient, and will now normalize earlier in 2007 than originally anticipated.
Aloxi is a differentiated product with a superior product profile, and ultimately, we believe clinical benefit will drive decision making in selecting a 5-HT3 receptor antagonist.
As a result of this new dynamic, we have revised our Aloxi sales forecast for the year, as Bill will explain in greater detail. With that, I’ll turn the call over to Bill for a review of the quarter results and our guidance. Bill?
Bill Spengler:
Thank you, Lonnie, and good afternoon everyone.
I’ll begin with our Q2 results and then turn to our most recent 2006 guidance.
In the second quarter of 2006, total revenues increased 30% to $87.2 million from $67.2 million in the second quarter of 2005. Aloxi sales for the quarter totaled $67.4 million, an increase of 11% compared to $60.8 million in the second quarter of last year. Sales of Gliadel were $8.4 million, and sales of Dacogen in its first quarter of commercial availability totaled $5.2 million.
Product gross margin in the quarter was $52.4 million or 61% of product sales versus $42.4 million or 65% of product sales in 2005. We experienced some erosion in product gross margin year over year due primarily to two factors: First, the inclusion of lower margin Aggrastat and Gliadel revenue, which now currently have low margins as a result of purchase price accounting entries following the Guilford acquisition; specifically here I am referring to inventory write-up and amortization of intangible assets both of which significantly influence the cost of goods sold on these products. The second key factor is a shift in product mix away from higher margin sales of Salagen whose revenues have declined due to generic competition.
Selling, general and administrative expenses were $35.5 million in the second quarter of 2006 compared to $17.0 million during same period in 2005. This change is primarily due to the deployment of the acute care field organization, increased investment in the Aloxi brand, Dacogen launch expenses, and an increase in general and administrative costs following the Guilford acquisition.
Research and development expenses for the quarter increased to $28.2 million, compared to $14.2 million in the second quarter of 2005. The R&D figure for the quarter includes $1.5 million of SNDC expenses, which are eliminated through the minority interest line and therefore have no net P&L impact. It should be noted that the company has now determined that it is no longer the primary beneficiary for SNDC under the guidelines of FIN 46R, and accordingly we will not be consolidating this entity in future periods. The remaining $12.5 million increase year over year in R&D expense was driven by costs related to our European development program and the alternative dosing regimen activities for Dacogen, along with pivotal trial costs for Aquavan, and amolimogene.
In addition, please note that our reported GAAP SG&A and R&D figures for the quarter include approximately $700,000 and $170,000 of stock option expense under FASB 123R , respectively.
The Q2 operating loss was accordingly $10.3 million. Moving below the operating loss line, in the second quarter we recognized an “other than temporary” impairment of the investment in SuperGen, acquired in the 2004 Dacogen licensing transaction. In accordance with GAAP we have written down the investment to its market value, thereby realizing an approximately $9.9 million non-cash charge.
On a U.S. generally accepted accounting principles, or GAAP basis, MGI reported a net loss of $19.4 million, or $0.25 per diluted share, in the second quarter of 2006 compared to a net income of $12.7 million, or $0.17 per diluted share, in the second quarter of 2005.
Pro forma net loss was $6.1 million for the second quarter of 2006, or $0.08 per diluted share, compared to net income of $13.2 million, or $0.18 per diluted share, for the second quarter of 2005.
For the second quarter, our pro forma earnings per share and pro forma net income exclude amortization of product acquisition intangible assets of $2.6 million, stock option expense under FAS 123R of $900,000, and the impairment charge of $9.9 million related to write-down of the SuperGen investment. Our pro forma disclosure is a non-GAAP presentation, and I therefore direct your attention to the reconciliation schedules which accompany our earnings release for more information on this.
Turning briefly to the balance sheet, in terms of cash and short term investments, we ended the quarter with $91 million. Looking at cash flow, if we exclude a $20 million payment to SuperGen following first commercial sale of Dacogen, MGI generated approximately $7 million in positive cash flow over the six month period ending June 30, 2006. Subsequent to quarter end, we collected an additional net $11 million upon signing of the Dacogen license agreement with Janssen Cilag. In terms of working capital, receivables were $109 million, reflecting DSO of 113, which was consistent with the prior quarter. Looking forward at receivables, we did provide some extended terms on the initial shipments only of Dacogen, and anticipate that this may modestly impact DSOs into the 4th quarter of this year. Inventory at quarter end was $39.4 million which represented 105 days on hand and a $10 million reduction over the prior year end balance.
2006 Guidance
I will now turn to our 2006 pro forma financial guidance. Again, for reference, earnings information excludes stock option expense under FAS123R, amortization of product acquisition intangible assets, SNDC-related expenses, to which I previously referred, and the other than temporary impairment of the SuperGen investment.
With that in mind, for the year ending December 31, 2006, we now expect:
-	Total revenue of between $330 and $350 million. This includes Aloxi sales of between $250 and $270 million, Gliadel sales of $35 million, and Dacogen sales of $25 million;

-	We expect cost of sales in the range of $125 to $130 million;

-	We anticipate SG&A expenses of approximately $140 million;

-	R&D expenses of approximately $95 million; and

-	Pro forma operating loss from continuing operations of between $15 and $30 million.
Some comments on our Aloxi revenue expectations for this year:
We have reviewed and continue to review our forecasts for Aloxi sales performance. It is now our expectation that Aloxi sales for the first nine months of 2006 will total approximately $200 million, implying a result in this which is essentially in line, in Q3, with the current quarter. We have considerable confidence in Aloxi’s third quarter sales performance because it occurs in advance of the change in market conditions to which Lonnie has referred, and it also is solidified by the fact that many of our annual rebate programs conclude in late September.
We have less visibility into the fourth quarter potential due to the anticipated change in the market environment. When we look at this potential fourth quarter sales results, we now forecast total Aloxi sales in the range of $50 to $70 million. This estimate assumes a minimum level of approximately $10 million will be achieved from the hospital market segment during the fourth quarter. For reference, this figure was derived by assuming the current level of hospital segment demand for Aloxi would simply continue into the fourth quarter. There may therefore see potential upside to this assumption as a consequence of the activities of our acute care force which was launched earlier this year.
Turning to the clinic portion of our Aloxi business, we see this segment as the most susceptible for the short term economic incentives that are expected to result from the temporary disconnect between the Medicare reimbursement rate and a generic product price. As a result of these transient economic incentives, and despite programs implemented and being implemented which are designed to increase demand for Aloxi in this segment — with particular reference to its superior product profile, and further enabled by the advent of direct to patient advertising — we have lowered our expectations for clinic sales in the fourth quarter to ranging between $40 and $60 million. The low end of this estimate assumes that a significant portion or 30% of the clinic business is susceptible to the near term economic incentives, whereas the upper end simply assumes that we achieve a result at the clinic level in line with that experienced in the current quarter. As we get greater visibility into the timing and the impact of potential generic introductions, as well as obtain evidence of changes in Aloxi’s sales trends resulting from the various programs which are underway, we will share these with you.

We have also reduced our Gliadel revenue expectation by $5 million for the year, largely as a consequence of clinical trial activity for other competing products being studied in patients with malignant glioma and glioblastoma. Gliadel is not a part of the protocol for these studies.
Lastly turning to expenses, we have increased our R&D expense forecast to $95 million for 2006 to better reflect anticipated accrual of the Dacogen AML program, advancement of the MDS pivotal trial that is ongoing in Europe, and the deployment of additional resources to support activities around our Dacogen alternative dosing strategy. Finally, due to the anticipated accounting treatment under US GAAP, we expect that the impact of milestone payments and R&D support from the Janssen-Cilag transaction will mainly begin to impact our results in 2007 and beyond. Such an effect would be recorded in the Licensing revenue line of the P&L.
With that as summary, I will turn the call back to Lonnie.
Lonnie:
Thank you, Bill. With that, we’ll open up the call for questions. Operator?
Q&A
Lonnie:
In conclusion, we do, of course, expect some disruption of Aloxi sales in the near term, we believe we understand the various factors, the potential scenarios, and then over time we’re very confident in the ultimate potential of this brand. It is clinically superior, it has pharmacoeconomic benefits, it has very long intellectual property, and this is a temporary transition through this reimbursement situation. The Dacogen launch is off to a great start, Saforis is under review by the FDA, and we’ll keep you apprised of our pipeline progress as we go forward here. So, thank you so much. Good evening.